Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-153165 on Form S-3 of our report dated March 31, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" and an explanatory paragraph relating to the convenience translation of Renminbi amounts into U.S. Dollar amounts in the financial statements), relating to the consolidated financial statements of ChinaCast Education Corporation (the "Company"), its subsidiaries and its variable interest entities, appearing in the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, China
August 26, 2008